Exhibit 10.27

SIXTH MODIFICATION AND WAIVER UNDER Loan and Security Agreement

This Sixth Modification and Waiver under Loan and Security Agreement (this “Agreement”), dated as of July 13, 2020 (the “Effective Date”), is among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), Meredian, Inc., a Georgia corporation (“Meredian”), Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”), Danimer Scientific, L.L.C., a Georgia limited liability company (“Danimer Scientific”), Danimer Bioplastics, INC., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, INC., a Delaware corporation (“Danimer Kentucky”; together with Danimer Holdings, Meredian, Inc., Meredian Bioplastics, Danimer Scientific, Danimer Bioplastics and with any other Person that at any time after the date hereof becomes a Borrower, each a “Borrower” and collectively, “Borrowers”), the Subsidiaries of Meredian Holdings Group, Inc., a Georgia corporation (“Parent”) and Borrowers from time to time party hereto as Guarantors; the several entities party hereto as Lenders and White Oak Global Advisors, LLC, a Delaware limited liability company, as administrative agent (“Administrative Agent”).

Recitals:

A. Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders and Administrative Agent are party to that certain Loan and Security Agreement, dated as of March 13, 2019, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of November 5, 2019, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of December 18, 2019, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of January 23, 2020, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of March 27, 2020, as amended by that certain Fifth Consent and Modification under Loan and Security Agreement dated as of May 14, 2020 (as so amended, the “Existing Loan Agreement”, as the same is further amended pursuant to this Agreement and as it may be further amended, supplemented and/or otherwise modified from time to time, the “Loan Agreement”).

B. Certain Events of Default have occurred and are continuing under the Existing Loan Agreement as Loan Parties and their respective Subsidiaries have, among other things, (i) failed to deliver their annual audited financial statements for the Fiscal Year ended December 31, 2019, in accordance with Section 6.01(a) of the Existing Loan Agreement, which failure constitutes an Event of Default under Section 8.01(b) of the Existing Loan Agreement, and (ii) made Capital Expenditures in excess of the limits set forth in Section 7.07 of the Existing Loan Agreement for the Fiscal Year ended December 31, 2019, which failure constitutes an Event of Default under Section 8.01(b) of the Existing Loan Agreement (collectively, the “Specified Defaults”).

C. Borrowers have requested that Lenders (a) waive the Specified Defaults and (b) amend certain provisions of the Existing Loan Agreement as provided herein, on and subject to the terms and conditions set forth herein. Administrative Agent, on behalf of and at the direction of Lenders, is willing to agree to the requests of Borrowers, but only on the terms and conditions set forth herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, the parties hereby covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) that is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the date of this Agreement, refer to the Loan Agreement, as amended hereby. This Agreement is a Loan Document.

(c) The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Agreement, mutatis mutandis.

2. Acknowledgments of Obligations and Related Matters.

(a) Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that Borrowers are, jointly and severally, unconditionally indebted to Administrative Agent and Lenders as of the close of business on July 10, 2020, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $27,750,000, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to Administrative Agent and Lenders pursuant to the Loan Agreement and the other Loan Documents, all of which are unconditionally owing by Borrowers to Administrative Agent and Lenders pursuant to the Loan Documents, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Administrative Agent and Lenders have, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent.

(c) Binding Effect of Loan Documents. Borrowers hereby acknowledge, confirm and agree that: (i) each of the Loan Documents to which any Borrower is a party has been duly executed and delivered to Administrative Agent and Lenders by such Borrower and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in such Loan Documents to which any Borrower is a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Administrative Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

(d) Waiver of the Specified Defaults. Upon the effectiveness of this Agreement in accordance with the provisions hereof, as a one-time accommodation to Borrowers and in consideration for the agreements set forth herein, Administrative Agent and Lenders hereby waive the Specified Defaults. This waiver shall not constitute Administrative Agent’s and Lenders’ waiver of any other Events of Default that may be continuing on the date hereof or of any Defaults or Events of Default that may occur after the date hereof.

3. Modifications to the Loan Agreement. Upon the effectiveness of this Agreement in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Existing Loan Agreement or the Loan Documents:

(a) Modification to Section 1.01 of the Existing Loan Agreement to Add Certain New Defined Terms. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to add the following new defined terms therein in alphabetical order:

“Liquidity” means at any given time, the sum of (a) Qualified Cash, plus (b) Cash Equivalents.

“NMTC Loan Forgiveness Amount” means the amount of Debt of Borrowers under the New Market Tax Credit program that is forgiven during the period from October 1, 2020 through and including October 31, 2020. For the avoidance of doubt, any NMTC Loan Forgiveness Amount which occurs during such period shall be considered for all purposes under this Agreement to have occurred during the Fiscal Quarter ending September 30, 2020.

“Sixth Modification Agreement” means that certain Sixth Modification and Waiver under Loan and Security Agreement dated as of the Sixth Modification Effective Date, as amended, restated, renewed, supplemented or otherwise modified from time to time.

“Sixth Modification Effective Date” means July 13, 2020.

(b) Modification of Certain Defined Terms Under Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to amend and restate in their entirety the following defined terms contained therein to read as follows:

“Applicable Margin” means, as of any date of determination, the applicable margin set forth in the table below corresponding to the applicable Consolidated Senior Leverage Ratio set forth opposite thereto:

Level	Consolidated Senior Leverage Ratio	LIBOR Loan	ABR Loan
I	< 1.50 to 1.00	4.50%	4.50%
II	≥ 1.50 to 1.00 and < 1.75 to 1.00	4.85%	4.85%
III	≥ 1.75 to 1.00 and < 2.00 to 1.00	5.35%	5.35%
IV	≥ 2.00 to 1.00 and < 2.25 to 1.00	5.85%	5.85%
V	≥ 2.25 to 1.00	6.35%	6.35%

For the period from and including the Sixth Amendment Effective Date to but excluding the First Adjustment Date (as defined below), the Applicable Margin shall be set at Level V in the table above. The Applicable Margin shall be (a) adjusted as of the first (1st) day of the first full Fiscal Quarter of Loan Parties after the delivery of the annual audited financial statements for the Fiscal Year ending December 31, 2020 in accordance with Section 6.01(a) (the “First Adjustment Date”), and as of the first (1st) day of each Fiscal Quarter thereafter, based upon the Compliance Certificate (and related information) delivered to Administrative Agent for the last month of the immediately preceding Fiscal Quarter in accordance with Section 6.02(b) (each an “Adjustment Date”), and (b) based upon the calculation of the Consolidated Senior Leverage Ratio set forth in the most recently delivered Compliance Certificate for the Fiscal Quarter immediately preceding the applicable Adjustment Date. In the event that quarterly financial statements and a Compliance Certificate for any Fiscal Quarter is not provided to Administrative Agent in accordance with the Section 6.01(b), the Applicable Margin shall remain at the Applicable Margin as in effect for the preceding Fiscal Quarter for the period from the first (1st) day of the Fiscal Quarter following the date on which such financial statements and Compliance Certificate were required to be delivered through and including the date on which such financial statements and Compliance Certificate are delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default or forgoing any remedies in connection therewith arising as a result of Loan Parties’ failure to timely deliver such financial statements and Compliance Certificate, the Applicable Margin shall be set at the relevant Applicable Margin set forth in the table above based upon the calculation of the Consolidated Senior Leverage Ratio set forth in such Compliance Certificate).

“Consolidated Adjusted EBITDA” means, as of any date of determination, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; plus (b) Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Consolidated Net Income; plus (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) all accrued taxes on or measured by income, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (e) any NMTC Loan Forgiveness Amount. For the avoidance of doubt, any effect on Consolidated Adjusted EBITDA resulting from the Intercompany Forgivable PPP Loan shall not be included in any calculation of Consolidated Adjusted EBITDA.

“Prepayment Fee” means in connection with any prepayment or repayment of all or any portion of the Outstanding Amount of the Term Loans (whether such payment is voluntary or after an Event of Default, involuntary): (a) (i) after the first anniversary of the Effective Date but on or prior to September 13, 2021, two percent (2.00%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid, or (ii) after September 13, 2021, but on or prior to September 13, 2022, one percent (1.00%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid, or (iii) thereafter, zero percent (0.00%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid, or (b) if a Default or Event of Default then exists, and such prepayment is made on or after the Effective Date but on or prior to the first anniversary of the Effective Date, five percent (5%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid, or repaid; provided, however, that any with respect to any such prepayment made on or prior to the first anniversary of the Effective Date, pursuant to Section 2.03(c)(vi), the amount shall be two percent (2%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid.

(c) Amendment of Sections 6.13(a) of the Existing Loan Agreement. Section 6.13(a) of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement in its entirety, to read as follows:

“(a) Liquidity. Borrowers shall maintain at all times until all outstanding Obligations (other than unasserted contingent indemnification obligations) are paid in full, Liquidity, minus all amounts due and owing to any Loan Party’s trade creditors which are outstanding sixty (60) days or more past their due date, in an amount not less than $3,000,000.00.”

(d) Amendment of Sections 6.13(b) of the Loan Agreement. Section 6.13(b) of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement in its entirety, to read as follows:

“(b) Consolidated Senior Leverage Ratio. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Senior Leverage Ratio not greater than the ratio specified for the end of such Fiscal Quarter as set forth below:

Fiscal Quarter End	Maximum Consolidated Senior Leverage Ratio
March 31, 2019	8.15 to 1.00
June 30, 2019	8.15 to 1.00
September 30, 2019	6.90 to 1.00
December 31, 2019	6.05 to 1.00
March 31, 2020	4.50 to 1.00
June 30, 2020	4.50 to 1.00
September 30, 2020	6.15 to 1.00
December 31, 2020	4.00 to 1.00
March 31, 2021	3.75 to 1.00
June 30, 2021	3.50 to 1.00
September 30, 2021	3.25 to 1.00
December 31, 2021	3.00 to 1.00
March 31, 2022	2.00 to 1.00
June 30, 2022	2.00 to 1.00
September 30, 2022	2.00 to 1.00
December 31, 2022	2.00 to 1.00
March 31, 2023	2.00 to 1.00
June 30, 2023	2.00 to 1.00
September 30, 2023 and each Fiscal Quarter end thereafter (if any)	2.00 to 1.00

(e) Amendment of Section 6.13(c) of the Existing Loan Agreement. Section 6.13(c) of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement, in its entirety to read as follows:

“(c) Consolidated Fixed Charge Coverage Ratio. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Fixed Charge Coverage Ratio (calculated as at the end of each such Fiscal Quarter for the period of four Fiscal Quarters then ended) in an amount not less than the amount specified for the end of such Fiscal Quarter set forth below:

Fiscal Quarter End	Minimum Consolidated Fixed Charge Coverage Ratio
March 31, 2019	0.65 to 1.00
June 30, 2019	0.70 to 1.00
September 30, 2019	0.85 to 1.00
December 31, 2019	0.95 to 1.00
March 31, 2020	1.00 to 1.00
June 30, 2020	0.95 to 1.00
September 30, 2020	0.70 to 1.00
December 31, 2020	0.95 to 1.00
March 31, 2021	1.10 to 1.00
June 30, 2021	1.25 to 1.00
September 30, 2021	1.25 to 1.00
December 31, 2021	1.25 to 1.00
March 31, 2022	1.50 to 1.00
June 30, 2022	1.50 to 1.00
September 30, 2022	1.50 to 1.00
December 31, 2022	1.50 to 1.00
March 31, 2023	1.50 to 1.00
June 30, 2023	1.50 to 1.00
September 30, 2023 and each Fiscal Quarter end thereafter (if any)	1.50 to 1.00

(f) Amendment of Exhibit B (Compliance Certificate) of the Existing Loan Agreement. Exhibit B of the Existing Loan Agreement is hereby amended and restated in its entirety with Exhibit B attached hereto.

4. Reserved.

5. Sixth Modification Fee. In consideration for the agreements set forth herein, Borrowers shall pay to Administrative Agent, for the pro rata account of the Lenders, an amendment and waiver fee in the amount of $50,000 (the “Sixth Modification Fee”). The entire amount of the Sixth Modification Fee shall be fully earned on the date of this Agreement.

6. Representations and Warranties. Each Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Existing Loan Agreement contemplated hereby), after giving effect to this Agreement.

(b) The execution, delivery and performance by each Loan Party of this Agreement has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person other than such as have been obtained or made and are in full force and effect.

(c) On and as of the date of this Agreement, all representations and warranties of each Loan Party contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date).

7. Conditions of Effectiveness.

(a) The Agreement shall become effective as of the Effective Date of this Agreement upon the satisfaction of all of the following conditions:

(i) Borrowers shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of this Agreement, duly executed by each of the Loan Parties;

(ii) the receipt by Administrative Agent of the payment, in immediately available funds, of the Sixth Modification Fee that is due and payable on the date hereof;

(iii) each of the representations and warranties contained in Section 6 of this Agreement shall be true, correct and accurate as of the date of this Agreement; and

(iv) the receipt by Administrative Agent of the payment, in immediately available funds, of all reasonable out-of-pocket fees, costs, charges and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Agreement or any of the transactions arising hereunder or otherwise related hereto or referred to herein, including any actual out-of-pocket costs, expenses, charges or expenses of Administrative Agent and the reasonable fees, charges and disbursements of counsel for Administrative Agent.

(b) The parties hereto specifically acknowledge and agree that: (i) the execution and delivery of this Agreement shall not be deemed to create a course of dealing or otherwise obligate Administrative Agent or Lenders to execute similar agreements under the same, similar or different circumstances in the future; and (ii) neither Administrative Agent nor any Lender has any obligation to further amend provisions of, or waive compliance with or consent to a departure from the requirements of, the Existing Loan Agreement or any of the other Loan Documents. Except as expressly amended pursuant hereto, the Existing Loan Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Obligations. Each of the Guarantors party hereto: (i) specifically consents to the terms of this Agreement; (ii) reaffirms its obligations under its Guaranty and under all other Loan Documents to which it is a party; (iii) reaffirms the waivers of each and every one of the defenses to such obligations as set forth in such Guaranty and each such other Loan Document; and (iv) reaffirms that its obligations under such Guaranty and each such other Loan Document are separate and distinct from the obligations of any other party under the Loan Documents.

8. General Release. On and as of the Effective Date of this Agreement and in consideration of the agreements set forth herein, Parent and each Loan Party which is a party hereto, on behalf of itself and its successors and assigns, does hereby: (a) release, acquit and forever discharge Administrative Agent and each Lender, all of Administrative Agent’s and each Lender’s predecessors-in-interest, and all of Administrative Agent’s and each Lender’s past and present officers, directors, managers, members, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated (each of the foregoing, a “Claim”), each as though fully set forth herein at length, that any Borrower, any Loan Party or any of their respective successors or assigns now has or may have as of the Effective Date of this Agreement in any way arising out of, connected with or related to any or all of the transactions contemplated by the Loan Documents (including this Agreement) or any of them or any provision or failure to provide credit or other accommodations to any Borrower or any other Person under the Loan Documents (including this Agreement) or any of them or any other agreement, document or instrument referred to, or otherwise related to, any or all of the Loan Documents (including this Agreement) or any of them (each, a “Released Claim”); and (b) specifically acknowledge and agree that: (i) none of the provisions of the release contained in Section 6(a) above (the “General Release”) shall be construed as or constitute an admission of any liability on the part of Administrative Agent or Lenders (or any of them); (ii) the provisions of the General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of the General Release shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

9. General Provisions.

(a) This Agreement shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their respective successors and assigns.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by facsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Administrative Agent of an electronically or telecopier facsimile document purportedly bearing the signature of Borrowers and shall bind Borrowers with the same force and effect as the delivery of a hard copy original.

(c) This Agreement contains the entire and exclusive agreement of the parties to the Loan Agreement with reference to the matters discussed herein. This Agreement supersedes all prior drafts and communications with respect hereto. This Agreement may not be amended except in accordance with the provisions of the Loan Agreement.

(d) Article X of the Existing Loan Agreement (except Section 10.14 thereof) is incorporated herein by this reference and made applicable as if set forth herein in full, mutatis mutandis.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BORROWERS:

DANIMER SCIENTIFIC HOLDINGS, LLC		MEREDIAN, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

MEREDIAN BIOPLASTICS, INC.		DANIMER SCIENTIFIC, L.L.C.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

DANIMER BIOPLASTICS, INC.		DANIMER SCIENTIFIC KENTUCKY, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

GUARANTOR:

Acknowledged and Agreed to, including, without
limitation, the provisions of Sections 7, 8 and 9 herein:

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	CFO

Administrative Agent:

WHITE OAK GLOBAL ADVISORS, LLC,
a Delaware limited liability company

By:	/s/ David Hackett
Name:	David Hackett
Title:	Head of Underwriting

Lenders:

White Oak Global Advisors, LLC,
a Delaware limited liability company, as
investment manager for the Lender identified on Schedule 2.01 to Loan Agreement as BESPOKE

By:	/s/ David Hackett
Name:	David Hackett
Title:	Head of Underwriting

White Oak Global Advisors, LLC,
a Delaware limited liability company, as
investment manager for the Lender identified on Schedule 2.01 to Loan Agreement as BRPD2

By:	/s/ David Hackett
Name:	David Hackett
Title:	Head of Underwriting

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

Financial Statement Date: ________________, 20__

The undersigned, ______________________, hereby refers to that certain Loan and Security Agreement, dated as of March 13, 2019 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”), among Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders, and WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company, as administrative agent (“Administrative Agent”) for such Lenders. Unless otherwise defined herein, each capitalized term used herein has the meaning ascribed thereto in the Loan Agreement.

The undersigned hereby certifies, as of the date hereof, to Administrative Agent and Lenders, on behalf of Loan Parties as an officer of Administrative Loan Party and not in his or her individual capacity, that: (a) s/he holds the office of _____________________of Administrative Loan Party and is a Responsible Officer of Administrative Loan Party; (b) as a Responsible Officer of Administrative Loan Party, s/he is authorized to execute and deliver this Compliance Certificate to Administrative Agent and Lenders on behalf of Loan Parties; and (c):

Attached hereto is [please check as appropriate]:

☐ a consolidated balance sheet for Loan Parties and their Subsidiaries as at the end of the Fiscal Year of Loan Parties ended [_______ __, 20__ ] (the “Subject Fiscal Year”), and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Year, setting forth, in each case in comparative form, the figures for the previous Fiscal Year and the figures from Loan Parties’ budget for the current Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant [of nationally recognized standing] reasonably acceptable to Administrative Agent (with the accounting firm _______ being acceptable to Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

☐ consolidated balance sheets for Loan Parties and their Subsidiaries as at the end of the Fiscal Quarter of Loan Parties ended [_______ __, 20__] (the “Subject Fiscal Quarter”), and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Quarter and the portion of the Fiscal Year then ended, setting forth, in each case in comparative form, the figures for the corresponding portion of the previous Fiscal Year and the figures from the corresponding portion of Loan Parties’ budget for the current Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Administrative Loan Party as fairly presenting the financial condition, results of operations, shareholders’ (or members’) equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

☐ unaudited consolidated balance sheets for Loan Parties and their Subsidiaries as at the end of such Fiscal Month, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year (if applicable) and (ii) the figures from the corresponding portion of Loan Parties’ budget for the current Fiscal Year), all in reasonable detail, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

The financial statements referred to in Paragraph (c)(1) fairly present the consolidated financial position, the results of operations, shareholders’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned has reviewed and is familiar with the terms of the Loan Agreement and the other Loan Documents and has made, or has caused to be made under my supervision, a detailed review of the transactions and conditions (financial or otherwise) of Loan Parties and their Subsidiaries during the accounting period covered by the attached financial statements.

The financial condition covenants and other compliance calculations and information set forth on Schedule I attached hereto are true, complete and accurate on and as of the date hereof.

The Borrowers maintained Liquidity greater than or equal to $3,000,000 at all times during such period in accordance with Section 6.13(a).

To the undersigned’s knowledge Loan Parties and their Subsidiaries have, during such period, observed, performed and/or satisfied and/or have caused to be observed, performed and/or satisfied all of their respective covenants and other agreements contained in the Loan Documents to which they are a party, and have satisfied every condition in the Loan Documents to which they are a party to be observed, performed and/or satisfied by them, and the undersigned has no knowledge of any condition, event or occurrence, which constitutes a Default or Event of Default, except as set forth below:

[Describe below (or in a separate attachment to this Certificate) the exceptions, if any, to Paragraph 5 hereof by listing, in detail and with reference to specific sections of the Loan Agreement or applicable Loan Document, the nature of the condition, event or occurrence, the period during which it has existed and the actions that Loan Parties have taken, is taking or proposes to take with respect to such condition, event or occurrence.]

The foregoing certifications are made as of ___________ __, 20__ pursuant to the provisions of the Loan Agreement.

as Administrative Loan Party

By:
Name:
Title: